EXHIBIT (10)(k)

NONCOMPETE AGREEMENT

     THIS NONCOMPETE AGREEMENT (this “Agreement”) is dated as of October 29, 2004 by and among ASSOCIATED BANC-CORP., a Wisconsin corporation (“Associated”) and JACK C. RUSCH (“Mr. Rusch”).

RECITALS

     A. Mr. Rusch owns shares of the issued and outstanding common stock of First Federal Capital Corp., a Wisconsin corporation, the sole shareholder of First Federal Capital Bank (collectively, “First Federal”).

     B. First Federal engaged in the business of providing financial services (the “Business”).

     C. Associated and First Federal are parties to that certain Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”) pursuant to which First Federal will be merged with and into Associated and Associated shall continue as the surviving corporation.

     D. Mr. Rusch acknowledges that he has (1) been an executive level employee of First Federal (2) had access to confidential information of First Federal and (3) extensive experience and knowledge of the Business that he could use to compete with Associated (as successor to First Federal) after the Closing Date (as defined in the Merger Agreement).

     E. Associated and Mr. Rusch acknowledge that their entry into this Agreement is a condition to the consummation of the transactions contemplated by the Merger Agreement. Mr. Rusch further acknowledges that he has entered into a Consulting Agreement (attached hereto as Exhibit A), the term of which runs concurrently with the obligations contained herein, and that entry into this Agreement is a condition of Associated entering into the Consulting Agreement. Mr. Rusch acknowledges that during the term of the Consulting Agreement, he owes Associated a common law duty of loyalty, in addition to the obligations contained herein.

     F. Associated and Mr. Rusch deem it to be in the best interest of all parties to limit the ability of Mr. Rusch to compete with Associated after the date hereof as a result of the consummation of the transactions contemplated by the Merger Agreement.

AGREEMENTS

     In consideration of the Recitals and mutual promises set forth below and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Consideration. Mr. Rusch shall receive $62,500 per month over the term of this Agreement in exchange for agreeing to the terms of this Agreement (the “Noncompete Payments”). Mr. Rusch acknowledges and agrees that the benefits and consideration he will receive as a result of the consummation of the transactions contemplated by the Merger Agreement constitute adequate and sufficient consideration for their covenants contained in this Agreement. Mr. Rusch acknowledges that Associated would not consummate the transactions contemplated by the Merger Agreement if Mr. Rusch did not agree to be bound by the provisions contained in this Agreement. In the event of the death of Mr. Rusch, Associated shall continue to pay to the estate of Mr. Rusch the Noncompete Payments through the term of this Agreement. Associated may prepay such payments without penalty.

     2. Noncompete Provisions.

          (a) Certain Definitions. For purposes of this Agreement, “Territory” means the counties in which First Federal or its subsidiaries currently has an office. For purposes of this Agreement, “Customer of First Federal” means any individual or entity to which First Federal provided products or services at any time during the two year period prior to the Closing Date or which First Federal actively solicited for the purpose of providing products or services during the two year period prior to the Closing Date.

          (b) Noncompete. During the period commencing on the Closing Date (as defined in the Merger Agreement) and ending on the second anniversary of the Closing Date, Mr. Rusch will not, directly or indirectly, either individually or as an employee, officer, principal, agent, partner, owner, trustee, beneficiary, co-venturer, distributor, consultant or in any other capacity, (i) within the Territory, participate in, become associated with, provide assistance to, engage in, or have a financial or other interest in any business, activity, enterprise or entity, which competes with the Business or any other business of First Federal (or Associated as successor to First Federal) that relates or is complimentary or supplemental to the Business, (ii) within the Territory, advertise, promote or otherwise endorse any second party products and/or services which compete with the Business or any other business of First Federal (or Associated as successor to First Federal)or supplemental to the Business or (iii) canvass, contact, solicit or do business with any Customer of First Federal for the purpose of providing products or services similar to or competitive with those provided by First Federal (or Associated as successor to First Federal).

          (c) Limitations. The ownership of less than a 5% interest in an entity whose securities are traded in a recognized stock exchange or traded in the over-the-counter market, even though that entity is competitive with the Business, shall not be a breach of paragraph 2(b) of this Agreement.

     3. Confidential Information and Trade Secrets.

          (a) Certain Definitions.

               (i) For purposes of this Agreement, “Confidential Information” means information, to the extent it is not a trade secret, that is possessed by or developed for First Federal (or Associated as successor to First Federal) and that relates to the business or technology, including but not limited to, Inventions (as defined below), business plans and strategies, existing or proposed bids, technical or engineering developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiation strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists, customer accounts or customer account history and information generated for customer engagements. Confidential Information also includes information received by First Federal (or Associated as successor to First Federal) from others which either has an obligation to treat as confidential, including all information obtained in connection with customer engagements. Confidential Information shall not include information that is generally known to the public as of the date of this Agreement.

               (ii) For purposes of this Agreement, “Inventions” means all inventions, original works of authorship, developments, concepts, improvements, designs, discoveries, ideas, processes, techniques, formula, trademarks, data and other intellectual property other than trade secrets (whether or not protectible under intellectual property laws or similar laws), made solely by Mr. Rusch (or jointly with others) while Mr. Rusch owned securities of First Federal that [a] relate to First Federal’s business services or activities, [b] were developed or conceived in connection with Mr. Rusch’s ownership of securities of First Federal or [c] were developed or conceived using First Federal’s assets.

          (b) Nondisclosure. Mr. Rusch agrees that until the first to occur of (i) such time as the Confidential Information becomes generally available to the public through no fault of Mr. Rusch, or any other person under a duty of confidentiality to First Federal or Associated, (ii) such time as the Confidential Information no longer provides a benefit to Associated, or (iii) the second anniversary of the Closing Date, Mr. Rusch will not, directly or indirectly, use or disclose, or cause to be used or disclosed, in any geographic area in which such use or disclosure could harm Associated’s existing or potential business interests, any Confidential Information.

          (c) Trade Secrets. Notwithstanding the foregoing paragraph, the parties agree that nothing in this Agreement shall be construed to limit or negate any statutory or common law of torts or trade secrets, where such law provides Associated with broader protection than that provided in this Agreement. Following the Closing Date, Mr. Rusch shall take all steps that are reasonably necessary to prevent unauthorized misappropriation or disclosure of First Federal’s (or Associated as successor to First Federal) trade secrets and shall not use or disclose such trade secrets as long as they remain trade secrets.

     4. Acknowledgements Regarding Confidential Information and Trade Secrets. Mr. Rusch agrees and acknowledges that the Confidential Information has been established, maintained and protected by First Federal (and Associated as successor to First Federal) at great expense, is valuable to each party, and will provide such parties with a substantial competitive advantage in conducting the Business. Mr. Rusch acknowledges and agrees that the Confidential Information and all of First Federal’s (and Associated as successor to First Federal) trade secrets are part of the assets of First Federal being transferred to Associated pursuant to the Merger Agreement. To the extent Mr. Rusch has not already done so, Mr. Rusch hereby assigns to First Federal (and Associated as successor to First Federal) all of Mr. Rusch’s right, title and interest in and to any and all Inventions and trade secrets, whether or not patentable or registrable under copyright or similar laws, which Mr. Rusch may solely or jointly have conceived, developed or reduced to practice, or caused to be conceived, developed or reduced to practice, during Mr. Rusch’s ownership of securities of First Federal. Mr. Rusch agrees to take such additional actions and execute such additional documents as may be necessary or appropriate to effectuate the foregoing assignments. Mr. Rusch further acknowledges that all original works of authorship which were made by Mr. Rusch (solely or jointly with others) on behalf of or at the request of First Federal while Mr. Rusch owned securities of First Federal and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.

     5. Relations with Suppliers and Vendors. During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Mr. Rusch will not, directly or indirectly, cause, request, or advise any supplier or vendor of First Federal (or Associated as successor to First Federal) to curtail or cancel its business with Associated.

     6. Relations with Employees. During the period commencing on the Closing Date and ending on the second anniversary of the Closing Date, Mr. Rusch will not, directly or indirectly, induce or attempt to induce any employee, officer, director, sales or other representative, consultant, independent contractor or other agent of First Federal (or Associated as successor to First Federal) who had a relationship with First Federal prior to the Closing Date to terminate his, her or its relationship with Associated or breach his, her or its agreements with Associated. Nothing in this Agreement shall otherwise prohibit Mr. Rusch’s future employer from hiring such individuals without Mr. Rusch’s involvement.

     7. Specific Performance. Mr. Rusch acknowledges and agrees that irreparable injury to Associated may result in the event that Mr. Rusch breaches any covenant in this Agreement, and that the remedy at law for the breach of any such covenant will be inadequate. If Mr. Rusch engages in any act in violation of any provision of paragraph 2(b), 3(b), 3(c), 5 or 6, Mr. Rusch agrees that Associated shall be entitled, in addition to such other remedies and damages that may be available to it by law or under this Agreement, to injunctive relief to enforce such provisions without the necessity of posting a bond.

     8. Miscellaneous.

          (a) All provisions in this Agreement, including subparagraphs, are severable, and the unenforceability of any provision shall not affect the enforceability of any other provision. The parties agree that each covenant contained in paragraphs 2(b), 3(b), 3(c), 5 and 6 is separate and independent.

          (b) Associated may assign this Agreement to a successor entity without notification to, or the consent of Mr. Rusch. This Agreement shall be binding upon Mr. Rusch, and shall inure to the benefit of Associated, its successors and assigns. Mr. Rusch shall not assign the Agreement without prior consent from Associated.

          (c) The failure by Associated to enforce any right or remedy available to it under this Agreement shall not be construed to be a waiver of such right or remedy with respect to any other prior, concurrent or subsequent breach or failure. No waiver of rights under this Agreement shall be effective unless made in writing.

          (d) This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

          (e) This Agreement was jointly drafted by the parties hereto and no rules of strict construction shall be applied against any party.

Dated as of the date first written above.

ASSOCIATED BANC-CORP.:

BY	/s/ Brian R. Bodager

Its

JACK C. RUSCH:

/s/ Jack C. Rusch